UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 31, 2006

PACER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-49828

Tennessee 62-0935669

(State or other jurisdiction (I.R.S. employer of incorporation) identification no.)

2300 Clayton Road, Suite 1200

Concord, CA 94520

Telephone Number (877) 917-2237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[______] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[______] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[______] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[______] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Reference is made to the disclosure under Item 5.02(c) below regarding the promotion of C. Thomas Shurstad to President of Pacer International, Inc., and the related changes to the compensation payable to him under his existing employment agreement with the company.

Reference is also made to the disclosure under Item 8.01 below regarding the employment arrangements with Thomas L. Finkbiner in connection with his appointment as President of the company's Pacer Stacktrain division.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective as of the close of business on May 31, 2006, Thomas L. Finkbiner resigned from the board of directors of Pacer International to accept his appointment as President of the company's Pacer Stacktrain division discussed in Item 8.01 below. Mr. Finkbiner's resignation was not due to any disagreement with the company. The press release announcing Mr. Finkbiner's resignation is furnished herewith as Exhibit 99.1.

(c) On June 1, 2006, Pacer International announced the promotion of C. Thomas Shurstad to President of Pacer International, effective as of June 1, 2006.

Mr. Shurstad, age 59, has served as President of the company's Pacer Stacktrain division since January 2002. Prior to joining the company, Mr. Shurstad was President of The Belt Railway Company of Chicago from 1998 through December 2001. From 1997 to 1998, Mr. Shurstad was the Chief Operating Officer of the Malayan Railway, and from 1995 to 1997 he was President of the Terminal Railroad of St. Louis.

In connection with his promotion, Mr. Shurstad's base salary will be increased to $375,000 and his target bonus opportunity will be increased to 75% of his annual base salary. Mr. Shurstad is a party to an employment agreement with the company dated January 16, 2002. The agreement continues in effect until terminated upon notice from the company or Mr. Shurstad as provided in the agreement. The agreement provides for a minimum annual base salary, establishes the executive's target bonus percentage under the company's annual performance bonus plan and provides that the actual amount of the annual performance bonus for a given year, if any is granted, is set by the board of directors and is subject to the satisfaction of Board-approved performance criteria contained in the company's performance bonus plan for that year. If Mr. Shurstad's employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the company without "cause," as defined in the agreement, he would be entitled to continue to receive his base salary for a period of two years following the termination. The agreement also includes restrictive covenants for the company's benefit relating to the non-disclosure of the company's confidential business information and trade secrets; the disclosure, grant and assignment of inventions; and non-competition with regard to any business or activity that competes with the company.

The press release announcing Mr. Shurstad's promotion to President of the company is furnished as Exhibit 99.1.

ITEM 8.01. Other Events.

On June 1, 2006, in connection with the promotion of C. Thomas Shurstad to President of Pacer International discussed in Item 5.02(c) above, the company also announced the concurrent appointment of Thomas L. Finkbiner as President of the company's Pacer Stacktrain division, effective as of June 1, 2006.

Mr. Finkbiner, age 53, served as a director of the company from April 1, 2000, until his resignation on May 31, 2006, to accept his appointment as President of the company's Pacer Stacktrain division. He currently serves as an advisor to Quality Distribution, Inc. From November 1999 to June 2005, Mr. Finkbiner was the President and Chief Executive Officer of Quality Distribution. Prior to joining Quality Distribution, Mr. Finkbiner served as Vice President of Intermodal for Norfolk Southern Corporation from 1987 to 1999. From 1981 to 1987, he was Vice President of Marketing & Administration for North American Van Lines. He currently serves as chairman of the Intermodal Transportation Institute, a non-profit entity promoting sustainable intermodal transportation systems, which is headquartered at the University of Denver.

Mr. Finkbiner's terms of employment include an annual base salary of $300,000, a target bonus opportunity of 50% of his annual base salary and an 18-month severance commitment if his employment is terminated by the company without "cause." In addition, Mr. Finkbiner was granted an option to purchase 50,000 shares of Pacer common stock under the company's 2002 Stock Option Plan. The company expects to enter into an employment agreement with Mr. Finkbiner consistent with the offer of employment and based on the company's standard form of executive employment agreement, which includes terms substantially similar to the terms of Mr. Shurstad's employment agreement described above.

A summary of the terms of Mr. Finkbiner's employment arrangements is furnished as Exhibit 10.1 hereto.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Summary of terms of employment arrangements with Mr. Finkbiner.

99.1 Press Release of Pacer International, Inc., dated June 1, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACER INTERNATIONAL, INC. A Tennessee Corporation

Dated: June 5, 2006 By: /s/ Lawrence C. Yarberry

Executive Vice President and Chief

Financial Officer

INDEX TO EXHIBITS

EXHIBIT

NUMBER

10.1 Summary of terms of employment arrangements with Mr. Finkbiner.

99.1 Press Release of Pacer International, Inc., dated June 1, 2006.